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                                                                  Exhibit  F

                                                                  April 11, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

  Re:  AGL Resources Inc., File No. 70-9813

Dear Sirs:

  AGL Resources Inc ("AGLR") has applied to the Commission for authority to establish a wholly-owned subsidiary captive insurance company (the "Captive") to provide certain key layers of insurance coverage for AGLR and its associate companies. The Captive would be authorized to operate as an insurance company in the British Virgin Islands and would maintain its capital in accordance with the regulations of the British Virgin Islands. The proposed transaction and limits and conditions on the requested authority are more fully described in the Application-Declaration.

  As counsel for AGLR, I deliver this opinion to you for filing as Exhibit F to the Application-Declaration referenced above.

  I am a member of the bar of the State of Georgia, the place of incorporation of AGLR. I am not a member of the bar of the British Virgin Islands and do not hold myself out as an expert in the laws of that jurisdiction, although I have consulted and will consult with counsel to AGLR who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained by AGLR, in particular, LeBoeuf, Lamb, Greene & MacRae, L.L.P., with respect to matters pertaining to the Public Utility Holding Company Act of 1935 (the "Act"), and Conyers Dill & Pearman, with respect to the laws and regulations of the British Virgin Islands.

  In connection with this opinion, I or attorneys in whom I have confidence, have


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examined originals or copies, certified or otherwise identified to my or their satisfaction, of such records and such other documents, certificates and corporate or other records as I or they have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In such examination, I or they have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me or them as originals, the conformity to original documents of documents submitted to me or them as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application-Declaration.

  The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

 . The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions, as described in the Application-Declaration, granting and permitting the Application-Declaration to become effective under the Act and the rules and regulations thereunder, and the proposed transactions are consummated in accordance with the Application-Declaration and the Commission's orders.

 . No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

 . Appropriate corporate actions will have been taken by both the issuer and acquirer of the securities contemplated by the Application-Declaration and the documents transferring the securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

 . The Applicant, and each of its subsidiaries involved in the proposed transactions, will at the time of the proposed transactions be a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it is domiciled.


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  Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that, in the event the proposed transactions are consummated in accordance with the Application-Declaration:

          (a) all state and federal laws applicable to the proposed transactions will have been complied with;
          (b) the Captive will have been duly organized, licensed and capitalized in accordance with the laws and regulations of the British Virgin Islands;
          (c) the issuer of any securities proposed in the Application-Declaration will have been duly formed or incorporated under the laws of the jurisdiction in which it is domiciled;
          (c) such securities will, in the case of stock, be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges;
          (d) in the case of debt securities, such securities will be valid and binding obligations of the issuer or guarantor in accordance with their terms;
          (e) the Applicant will have legally acquired any securities or assets subject to this Application-Declaration, and;
          (f) the consummation of the proposed transactions will not have violated the legal rights of the holders of any securities issued by AGLR, or by any associate company thereof.

  I hereby consent to the filing of this opinion as an exhibit to the Application-Declaration.

                              Very truly yours,
                              //s// Paul R. Shlanta
                              Senior Vice President and
                              General Counsel
                              AGL Resources Inc.